Exhibit 3.2

FOURTH AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PARK DENTAL PARTNERS, INC.

August 20, 2025

Park Dental Partners, Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.            The articles of incorporation of the Corporation were initially filed with the Secretary of State of the State of Minnesota on June 20, 2023, and were subsequently amended and restated on October 1, 2023 and December 4, 2024 (collectively, the “Articles”).

2.            These Fourth Amended and Restated Articles of Incorporation (the “Restated Articles”), which restate and amend the provisions of the Articles, as previously amended, were duly adopted in accordance with the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes, as now enacted and hereafter amended (the “Minnesota Business Corporation Act”), and pursuant to filing with the Secretary of State of the State of Minnesota, shall be effective on August 20, 2025 (the “Effective Date”).

3.            The text of the Articles, as previously amended, is hereby restated and amended in its entirety to read as follows:

ARTICLE I

Section 1.1.            Name. The name of the Corporation is Park Dental Partners, Inc. (the “Corporation”).

ARTICLE II

Section 2.1.            Address. The address of the Corporation’s registered office in the State of Minnesota is 2200 County Road C West, Suite 2210, Roseville, MN 55113.

ARTICLE III

Section 3.1.            Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Minnesota Business Corporation Act.

Section 3.2.            Duration. The duration of the Corporation shall be perpetual.

ARTICLE IV

Section 4.1.            Capitalization.

(A)                    The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 105,000,000 shares, consisting of 100,000,000 shares of common stock (the “Common Stock”); and (b) 5,000,000 shares of preferred stock (the “Preferred Stock”).

(B)                    The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of any class of Common Stock or Preferred Stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to these Restated Articles or the terms of any Preferred Stock Designation (as defined below).

Section 4.2.            Preferred Stock.

(A)                    The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the Minnesota Business Corporation Act, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)                    Except as otherwise required by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by these Restated Articles (including any certificate of designations relating to such series).

Section 4.3.            Common Stock.

(A)                   Voting Rights.

(1)            Except as otherwise required by law or these Restated Articles (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(2)            Except as otherwise provided in these Restated Articles or as required by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held by such holder as of the applicable record date, on all matters on which shareholders generally are entitled to vote.

(3)            Except as otherwise required by law or these Restated Articles (including any Preferred Stock Designation), at any annual or special meeting of the shareholders of the Corporation, holders of Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders. Notwithstanding the foregoing, except as otherwise required by law or these Restated Articles (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to these Restated Articles (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Restated Articles (including any Preferred Stock Designation) or the Minnesota Business Corporation Act.

(B)                    Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Common Stock shall be entitled to receive ratably, in proportion to the number of shares of Common Stock held by each such shareholder, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(C)                    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Common Stock as to distributions upon dissolution, liquidation or winding up shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such shareholder.

(D)                   Matters Requiring Supermajority Approval. The Corporation shall not, by amendment, merger, consolidation or otherwise, without first obtaining the affirmative vote (or written consent, subject to Section 7.1, and the Minnesota Business Corporation Act) of the holders of at least 66-2/3% of the total voting power  of all the then outstanding shares of Common Stock, voting together as a single class, amend, alter, repeal or waive any provision of this Section 4.3. The Corporation also shall not take any of the following actions except with the affirmative vote (or written consent, subject to Section 7.1, and the Minnesota Business Corporation Act) of the holders of at least 66-2/3% of the total voting power of all the then outstanding shares of Common Stock, voting together as a single class:

(1)            increase the total number of shares of capital stock which the Corporation is authorized to issue;

(2)            effect any reduction, by amendment of these Restated Articles, retirement or exchange or otherwise, in the number of outstanding shares of Common Stock in any manner;

(3)            merge or consolidate with or into any other company, or permit any other company to merge or consolidate with or into the Corporation (except, in the case of a merger solely to change the state of incorporation of the Corporation);

(4)            sell, lease or exchange all or substantially all of the property and assets of the Corporation;

(5)            transfer any assets to another company and in connection therewith distribute stock or other securities of such other company to the holders of stock or other securities of this Corporation;

(6)            make any decision to move the executive offices and/or headquarters of the Corporation outside of the State of Minnesota; or

(7)            voluntarily dissolve or liquidate the Corporation.

(E)                    No Preemptive Rights. No holder of capital stock of the Corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of the Corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of the Corporation, nor any right of subscription to any part thereof.

(F)                    No Cumulative Voting. No holder of capital stock of the Corporation shall be entitled to exercise any right of cumulative voting.

(G)                   Conversion or Exchange of Common Stock. Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.

ARTICLE V

Section 5.1.           Bylaws. In furtherance and not in limitation of the powers conferred by the Minnesota Business Corporation Act, the Board is expressly authorized to make, amend, alter, change, add to or repeal the bylaws of the Corporation (as the same may be amended from time to time, the “Bylaws”) without the assent or vote of the shareholders in any manner not inconsistent with the laws of the State of Minnesota, these Restated Articles, or the applicable provision of the Bylaws requiring the requisite vote of the shareholders in order to amend, alter, or repeal certain provisions of the Bylaws. The Board may adopt or amend a Bylaw to increase the number of directors.

ARTICLE VI

Section 6.1.           Board of Directors.

(A)                   Director Powers. Except as otherwise provided in these Restated Articles or the Minnesota Business Corporation Act, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(B)                    Number of Directors. The total number of directors constituting the whole Board shall, (a) as of the date of these Restated Articles, initially be seven (7) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Board.

(C)                    Classified Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the third annual meeting of shareholders following the Effective Date, Class II directors shall initially serve for a term expiring at the annual meeting of shareholders following the Effective Date, and Class III directors shall initially serve for a term expiring at the second annual meeting of shareholders following the Effective Date. At each annual meeting of shareholders following the Effective Date, successors to the class of directors whose term expires at that annual meeting of shareholders shall be elected for a term expiring at the third succeeding annual meeting of shareholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. The Board is authorized to assign members of the Board already in office to their respective class.

(D)                    Board Vacancies and Newly-Created Directorships. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the shareholders), except in the case of a vacancy occurring as a result of death, resignation, retirement, disqualification, or removal of a director that is a “DDS Appointee” (as that term is defined in the Bylaws), in which case that vacancy shall be filled in accordance with the applicable provision of the Bylaws. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(E)                    Term and Removal. Each director shall hold office until the annual meeting of shareholders at which his or her term expires and until his or her successor shall be duly elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Any or all of the directors (other than a director that is a “DDS Appointee” (as that term is defined in the Bylaws), and directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66-2/3% of the total voting power of all the then outstanding shares of Common Stock, voting together as a single class. In case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.1(C) and Section 6.1(D). Removal of a director that is a “DDS Appointee” (as that term is defined in the Bylaws) shall be in accordance with the applicable provision of the Bylaws.

(F)                    Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect director(s) at an annual or special meeting of shareholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of these Restated Articles (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(B), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(B) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

(G)                    Vote by Ballot. Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide.

ARTICLE VII

Section 7.1.            Consent of Shareholders in Lieu of Meeting. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing or by electric transmission by such holders unless such writing or electronic transmission is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and is delivered to the Corporation by delivery to its registered office in the State of Minnesota, or to an officer or agent of the Corporation having custody of the books in which proceedings of meetings of shareholders are recorded; provided, however, that in the event that the Corporation becomes a “publicly held corporation” as defined and used in the Minnesota Business Corporation Act, then such action may not be effected by any consent in writing or by electric transmission unless such writing or electronic transmission is signed by all of the holders of stock entitled to vote on that action.

Section 7.2.            Meetings of Shareholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the shareholders of the Corporation may be called only by or at the direction of the Board, the chairman of the Board or the chief executive officer or president of the Corporation or as otherwise provided in the Bylaws. Special meetings of shareholders may also be called by one or more shareholders holding at least a majority of the issued and outstanding capital stock entitled to vote; and, subject to the foregoing sentence, special meetings of shareholders may not be called by any other person.

Section 7.3.            Consent of the Board in Lieu of Meeting. Any action required or permitted to be taken by the Board may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board at which all directors are present.

ARTICLE VIII

Section 8.1.            Limited Liability of Directors. To the fullest extent permitted by applicable law, no director of the Corporation will have any personal liability to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director. If the Minnesota Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

Section 8.2.            Change in Rights. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.3.            Director and Officer Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 8.4.            Employee and Agent Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

ARTICLE IX

Section 9.1.            Severability. If any provision of these Restated Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of these Restated Articles (including, without limitation, each portion of any paragraph of these Restated Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE X

Section 10.1.          Amendments. Except as expressly provided elsewhere in these Restated Articles (including, but not limited to, Section 4.3(A)(D), and any certificate of designations relating to any series of Preferred Stock), in addition to any vote required by applicable law, these Restated Articles may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of Common Stock, voting together as a single class.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Fourth Amended and Restated Articles of Incorporation to be signed by its duly authorized officer this 20th day of August, 2025.

By:
Name:	Peter Swenson
Title:	Authorized Person

[Signature Page to Fourth Amended and Restated Articles of Incorporation of Park Dental Partners, Inc.]